Exhibit 99.1

To:         All Salaried & Hourly Employees
From:         Murray Garnick
Date:        March 19, 2020
Subject:     Important News about Howard
Dear Employees,
I’m sorry to inform you that today Howard was diagnosed as positive for COVID-19. Howard has been out of the office for several days, and we have notified those who were in close contact with Howard and asked them to self-quarantine for 14 days.
To ensure that the company is fully functioning at this critical time and to focus on his health, Howard has decided to take a temporary medical leave of absence. We fully briefed the Board of Directors this afternoon, and the directors decided that, in light of the circumstances, Billy will assume all the duties of CEO (in addition to his duties as CFO) until Howard is back on his feet. The Board respects Howard’s need to focus on recovery and expressed confidence that Billy will effectively lead the company through this challenging time.
As you know, Billy has worked alongside Howard for many years. As Vice Chairman and CFO, he knows our business inside and out. With the help of our strong and experienced Leadership Team, Billy will continue to perform the duties of his role while assuming Howard’s CEO responsibilities until Howard returns.
I know you will join me in wishing Howard and his family well.